SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2000 (October 18,
2000)

                           SAZTEC INTERNATIONAL, INC.

          CALIFORNIA                  000-15353               33-0178457
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(State or other jurisdiction of      (Commission           (IRS Employer
incorporation)                       File Number)         Identification No.)


900 Middlesex Turnpike Building 5, Billerica, MA 01821-3929
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(Address of Principal Executive Offices)


(978) 901-9600
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(Registrant's Telephone Number, Including Area Code)



43 Manning Road, Billerica, MA 01821
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(Former name or former address, if changed since last report)

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Item 1.  Changes in Control of Registrant.

On October 18, 2000, Datamatics Technologies Limited ("Datamatics") concluded the purchase of an aggregate of 2,018,174 shares of common stock of Saztec International, Inc. ("the Company"), at a purchase price of $0.47 per share ($948,542 in the aggregate) from Tallard Infologix, N.V., a Netherland corporation ("Infologix"), a wholly-owned subsidiary of Tallard, B.V., and from Maida Vale Limited, a British Virgin Islands company ("Maida Vale"). Maida Vale is an affiliate of Infologix. For further information concerning the relationship between Infologix and Maida Vale and other parties that may be deemed to control, or that constitute affiliates of, Infologix and Maida Vale, see Amendment No. 7 to Schedule 13D filed October 26, 2000, by such parties with respect to their ownership of stock in the Company. The purchase was made pursuant to a Stock Purchase Agreement dated as of September 12, 2000, by and among Datamatics, Infologix and Maida Vale (the "Stock Purchase Agreement").

Under a separate Voting Agreement dated as of September 12, 2000, and effective as of the closing of the Stock Purchase Agreement between Datamatics, Infologix and Maida Vale (the "Voting Agreement"), Infologix and Maida Vale have agreed that Maida Vale will be obligated to vote such shares of the Company as they may own, for a period of two years from the date of the Voting Agreement, in accordance with Datamatics' instructions as to the election of directors nominated by Datamatics. Under the Voting Agreement, Datamatics will be obligated to vote all of the shares of Common Stock it holds, for a period of two years from the date of the Voting Agreement, in accordance with Maida Vale's instructions as to the election of one director nominated by Maida Vale. In addition, the Voting Agreement will require Maida Vale to vote all of its shares of Common Stock in accordance with Datamatics' instructions, for a period of two years from the date of the Voting Agreement, in the case of the following potential transactions that require shareholder votes to be taken: (i) sale of all or substantially all of the Company's assets; (ii) the acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, or any other consolidation, merger or other reorganization involving the Company; (iii) the liquidation, dissolution, winding-up or similar transaction of the Company; (iv) the amendment or proposed amendment of the articles of incorporation or bylaws of the Company, provided that such amendment or proposed amendment does not adversely affect the rights of Infologix or Maida Vale; (v) the reincorporation of the Company in a jurisdiction other than California; and (vi) any matter relating to the Company's European operations.

Under the Stock Purchase Agreement, Datamatics made a commitment to loan to the Company within seven days of the closing of the Stock Purchase Agreement, not less than $550,000 to finance the Company's anticipated working capital needs. The $550,000 loan to the Company from Datamatics was made on October 3, 2000, pursuant to a convertible promissory note due September 25, 2001, the terms of which permit Datamatics to acquire upon conversion that number of shares of common stock of the Company as is equal to the quotient of a fraction, the numerator of which is the balance of principal and unpaid interest, and the denominator of which is a conversion price of thirty-six cents ($0.36) per share. As a result Datamatics has the right at any time to convert the note into shares of common stock of the Company. The conversion rate would result in the issuance of 1,527,777 shares being issued to Datamatics upon conversion of the full principal amount of the note. Additional shares would be issuable upon conversion of the amount owed from time to time under the note for accrued and unpaid interest, which accrues under the terms of the note at a variable rate equal to 2% above the prime rate as published from time to time in the Wall Street Journal "Money Rates" column. If the convertible note held by Datamatics were held and converted immediately prior to maturity, an additional 152,778 shares would be issuable on conversion of the accrued and unpaid interest based upon an assumed interest rate of 10% per annum from the date of issuance until maturity. The effective rate of interest on the convertible note as of the date of this filing was 11.5%.

Pursuant to the Stock Purchase Agreement, Maida Vale acquired 1,034,181 shares of common stock of the Company on October 18, 2000, upon conversion of a convertible promissory note in the principal amount of $500,000 issued in June 2000 by the Company to Maida Vale. As a result of (i) the purchase by Datamatics described above, (ii) the conversion by Maida Vale of the convertible note held by it, and (iii) the Voting Agreement, Datamatics has sole or shared voting control (excluding shares that might be issued in the future upon conversion, in whole or in part, of the convertible promissory note held by Datamatics) over an aggregate of 3,251,716 shares of the Company, or 58.6% of the Company's issued and outstanding shares. Assuming the ownership by Datamatics of shares issuable upon conversion of the principal amount of convertible note held by it, Datamatics' aggregate beneficial ownership would cover a minimum of 4,780,132 shares, or 67.5% of the Company's common stock. This excludes shares issuable to Datamatics in payment of accrued and unpaid interest on the note.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     SAZTEC INTERNATIONAL, INC.


Date:  November 2, 2000                     By:      /s/  Christopher Parker
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                                                     Title: President